UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2012

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	95-4802535
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

4000 Bridgeway, Ste. #401,

Sausalito, CA 94965

(Address of principal executive offices)

(415) 524-5967

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 26, 2012, Public Media Works, Inc. (“we,” “us,” “our” or the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with The Pulse Network, Inc., a Massachusetts corporation (“TPN”), and the shareholders of TPN (the “TPN Sellers”) who own all of the outstanding stock of TPN. Under the terms of the Exchange Agreement, we will acquire TPN through an acquisition of all of TPN’s outstanding stock.

The Exchange Agreement and the transactions contemplated thereunder (the “Exchange Transaction”) is subject to approval by the Bankruptcy Court in our previously disclosed bankruptcy proceeding under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Central District of California, Riverside Division (the “Bankruptcy Court”). Our board of directors approved the Exchange Transaction.

Upon the closing of the Exchange Transaction, the Company would own TPN as a subsidiary. In exchange, and only after the confirmation by the Bankruptcy Court of our Plan of Reorganization, we will issue to the TPN Sellers, in the aggregate, 38,000,000 shares of Company stock (the “Company Shares”).

The Exchange Agreement provides that upon the closing of the transaction, our two current directors will remain on the Board of Directors, and between three to five new directors to be designated by the TPN Sellers shall be appointed to the Company’s board of directors.

The Exchange Agreement and Plan of Reorganization

Under the terms of the Exchange Agreement, the TPN Sellers will exchange all of their shares of TPN stock for an aggregate of 38,000,000 Company Shares. We currently have 63,315,615 shares of common stock outstanding. Upon completion of the Exchange Agreement and confirmation of the Plan of Reorganization by the Bankruptcy Court, and the 1 for 89 reverse split described therein, the Company will have approximately 42,000,000 outstanding shares of common stock, of which approximately 400,000 will be owned by the current shareholders of the Company. The closing of the Exchange Agreement would therefore result in a change of control of the Company.

The Exchange Agreement contains representations and warranties of the Company, TPN and the TPN Sellers, customary for a transaction of this nature. The parties anticipate the closing will occur on or before November 15, 2012. However, the closing is subject to certain conditions, including the approval of the Exchange Transaction, Plan of Reorganization by the Bankruptcy Court, the completion of a financing by TPN resulting in gross proceeds of at least $2,000,000, the accuracy of all representations and warranties, the performance of all covenants, and the absence of any material adverse events. The Exchange Agreement may be terminated by mutual consent of TPN and the Company; by either party if the Exchange Transaction is not consummated by November 15, 2012; by either party if the Exchange Transaction is prohibited by issuance of an order, decree or ruling; or by either party for various other grounds as provided in the Exchange Agreement. The Company cannot provide any assurance that the Exchange Transaction or any other transactions contemplated by the Exchange Agreement will be consummated. The foregoing summary and description of the terms of the transaction contemplated under the Exchange Agreement contained herein is qualified in its entirety by reference to the complete agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

The Company

We historically operated in the DVD rental kiosk industry. Upon the completion of the Exchange Agreement, TPN would operate as a subsidiary of the Company in the enterprise social TV industry.

TPN

TPN is a B2B platform for delivering content – primarily video but also written and curated content – integrated with digital, social media and offline event strategies. TPN’s platform helps digital and event marketers create better engagement and drive leads with the power of Content Automation. TPN’s Solutions help brands accelerate their social strategy and create engaging content, help event organizers drive audience and engagement, and help PR professionals reach targeted audiences with original content.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

In connection with the Exchange Transaction, we will at the closing, acquire 100% of the outstanding capital stock of TPN, in exchange for our issuance to the TPN Sellers of the Company shares. The issuance of the Company shares to the TPN Sellers and the creditors, shareholders, advisors and directors of the Company at the closing of the Exchange Transaction is intended to be exempt from registration under the Securities Act of 1933 and Regulation D there under as well as section 1145 of the Bankruptcy code.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Description

2.3	Exchange Agreement dated as of July 26, 2012 by and among the Company, TPN and certain shareholders of TPN

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.
Dated: July 30, 2012	By:	/s/ Martin W. Greenwald
Martin W. Greenwald Chief Executive Officer

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